EXHIBIT 99.2

CONSENT OF HING HUI DING

Aimei Health Technology II Co., Ltd intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director appointee.

December 23, 2024

By:	/s/ Hing Hui Ding
Name:	Hing Hui Ding